MET-PRO CORPORATION
Moderator:  Kevin Bittle
08-21-09/10:00 am CT
Confirmation #22593763

MET-PRO CORPORATION
Moderator: Kevin Bittle
August 21, 2009
10:00 am CT

Operator:	Good morning. My name is (Lori). And I will be your conference operator.

At this time I would like to welcome everyone to the Met-Pro Second Quarter Results conference call.

All lines have been placed on mute to prevent any background noise.

After the speakers' remarks there will be a question and answer session. If you would like to ask a question during this time simply press star then the number 1 on your telephone keypad. If you have already done so press the pound sign now, then press star 1 again to ensure your question is registered. If you would like to withdraw your question press the pound key.

Thank you. I will now turn the call over to Kevin Bittle, Manager of Creative Services. Please go ahead sir.

Kevin Bittle:	Good morning and welcome to Met-Pro Corporation’s Earnings conference call for the Second Quarter of our Fiscal Year 2010 which ended July 31, 2009.

MET-PRO CORPORATION
Moderator:  Kevin Bittle
08-21-09/10:00 am CT
Confirmation #22593763

My name is Kevin Bittle. And I’m with the company’s Creative Services Department.

With me on our call this morning are Ray De Hont, our Chairman and Chief Executive Officer, and Gary Morgan, our Senior Vice President of Finance and Chief Financial Officer.

Shortly you’ll hear comments from both of these individuals. But before we begin I’d like to make a few comments.

I’d like to remind you that any statements made today with regard to our future expectations may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

Please refer to our Annual Report for the Fiscal Year ended January 31, 2009 that was filed with the SEC for important factors that among others could cause our actual results to differ from any results that might be projected, forecasted or estimated in any of our forward-looking statements.

And with that I will now turn the call over to Ray. Ray.

Ray De Hont:	Thank you Kevin. Good morning everyone and welcome again from Harleysville, Pennsylvania.

Earlier this morning we released our financial results for the second quarter. I hope all of you have had the opportunity to review them.

MET-PRO CORPORATION
Moderator:  Kevin Bittle
08-21-09/10:00 am CT
Confirmation #22593763

Entering the current fiscal year we felt that the global economic slump would present challenges for our first half of the year financial results and our performance in the second quarter is consistent with those expectations.

This year we are also bearing the added burden of additional pension, health insurance and stock compensation costs.

As a result both net sales and earnings in the quarter were down from the second quarter of last year.

On a more positive note during the second quarter we were able to sustain solid gross margins, generate significant cash flow, strengthen our balance sheet and implement operational and strategic improvements to more effectively leverage our resources.

Demand in our various industrial, municipal and other markets around the world remain weak through the second quarter. And that can be seen in our net sales.

Our markets tend to lag overall economic activity as capital spending inevitably falls after any economic slowdown is identified. In the short run buyers can temporarily postpone replacing, improving or repairing equipment.

But in the long run making these investments is ultimately unavoidable.

Despite the fairly significant drop in net sales this quarter, gross margins were still a solid 34% due mostly to the various efficiency initiatives implemented over the past several years including facility consolidations, global sourcing, more effective logistics and lean manufacturing as well as the ability of our

MET-PRO CORPORATION
Moderator:  Kevin Bittle
08-21-09/10:00 am CT
Confirmation #22593763

flexible manufacturing strategy to quickly adjust costs to match our level of business activity.

For example the implementation of more efficient procurement processes help decrease our relative cost of materials by 380 basis points this quarter.

Building on the success of these initiatives we have expanded our Lean Manufacturing Program more broadly throughout the organization and are implementing a long planned improvement to our ERP system. Both investments will make us better prepared for the recovery and our expected to provide significant returns over the long haul.

We’re also undertaking a restructuring of our product recovery and pollution control technology segment. By shifting to a matrix organization structure our product recovery and pollution control technology segment will be better able to leverage its extensive engineering, project management and sales resources across its various product lines.

We believe this will not only improve operations but will create additional capacity and expertise to pursue new growth opportunities in markets where we currently have limited penetration or no presence at all.

We also have the advantage of an extremely strong balance sheet. In the second quarter cash flows from operating activities were $4.2 million bringing our total cash flows from operating activities to $10.1 million through the First Six Months of Fiscal 2010.

At July 31st cash was at an all time high of $29.2 million. Keep in mind that our cash is net of over $11 million in cash distributed to shareholders in the form of stock repurchases and dividends during the past 12 months.

MET-PRO CORPORATION
Moderator:  Kevin Bittle
08-21-09/10:00 am CT
Confirmation #22593763

With credit markets still tight and with the economic slump pressuring earnings throughout our industry, our historically conservative financial management practices have provided us with the resources we believe will be useful facilitating our long term growth strategy both from an organic and an acquisition perspective.

Though bookings in the second quarter are down from a year ago, they are up sequentially from the first quarter while bid activity has seen a marked improvement.

In addition to a better rhythm to our routine orders and inquiries, we’re now starting to see more of the larger $2 million to $5 million opportunities and even a large $20 million opportunity that have been rarely seen in over a year. While we are optimistic there are no assurances that any of these opportunities will result in orders.

There are signs of improvement in the number of our markets. For instance in our Mefiag business which was one of our first businesses to feel the effects of the global slowdown orders in activity trends are on the rise; consistence with thesis that businesses to have first felt the economy’s ill effects will be the first to experience any recovery, we are encouraged by the improvement in Mefiag’s markets.

The same can be seen in our municipal markets where the Federal Stimulus Program is starting to manifest itself in renewed spending. In July we booked an $825,000 contract for a municipal water treatment facility and a $500,000 thermal oxidation water for a municipal landfill. These are projects that had been delayed as the economy began to falter.

MET-PRO CORPORATION
Moderator:  Kevin Bittle
08-21-09/10:00 am CT
Confirmation #22593763

Along with the improvement and the new project opportunities we are experiencing we are also seeing a similar improvement in the quantity and quality of acquisition opportunities. Clearly in an environment where many buyers are being limited by constraints in the credit market, our financial strength, reputation and performance are characteristics that many acquisition candidates find attractive.

Nevertheless we are maintaining our discipline to only pursue acquisitions that make sense from an operational, strategic and financial perspective.

The First Half of Fiscal 2010 has been a challenge and the lagging effect on our markets from the economic slowdown continues to represent some near term risk.

We are making significant progress in these difficult times with the strongest balance sheet in our company’s history and solid gross margins. Operational efficiency continues to improve and we remain prudent in our expenditures even as we invest in new programs that will improve our productivity and create new resources to pursue growth opportunities previously beyond our reach.

Our strategy is to get the most out of our resources by leveraging our existing investment and by creating additional growth opportunities to attack new horizontal and geographic markets where we believe the quality, dependability and reliability of the Met-Pro brand can succeed.

I would now to ask Gary Morgan to review our recent financial performance in more detail after which I will provide some concluding remarks before we take your calls and questions. Thank you Gary.

MET-PRO CORPORATION
Moderator:  Kevin Bittle
08-21-09/10:00 am CT
Confirmation #22593763

Gary Morgan:
Thank you Ray. Met-Pro reported Fiscal Year 2010 Second Quarter net sales of $20.9 million down 25.8% from last year’s record second quarter net sales. Net sales continued to reflect the lagging effects of the global economic slowdown on industrial and municipal demand especially large project work which we have seen slow over the past several quarters.

Net sales in our product recovery and pollution control technology reporting segment were $10.3 million down 27.3% from the second quarter a year ago. Our product recovery and pollution control technology’s reporting segment is highly sensitive to changes in capital spending. As a result this segment continues to be most predominantly reflect the lagging effects of our markets from the struggling economy.

Net sales in our fluid and handling technology’s reporting segment were down 27.2% compare with the second quarter of a year ago. Last quarter we mentioned that we had started to see some flattening in this market temporarily slowing the strong growth exhibited by this segment over the past few years.

In our filtration and purification technology segment net sales were down 6.5% from the second quarter a year ago. Our Keystone Filter Business has been slow while sales in our Pristine Business Unit seem to be holding their own although we are feeling the effect of intense competition on growth and margins.

As Ray mentioned our Mefiag filtration technology reporting segment was one of our first businesses to feel the onset of the economic slowdown. While net sales in this segment continued to remain far off the pace of a year ago, there are some signs of recovery and they’re very economically sensitive markets.

MET-PRO CORPORATION
Moderator:  Kevin Bittle
08-21-09/10:00 am CT
Confirmation #22593763

For the second quarter the consolidated gross margins came in at 34% virtually unchanged from a year ago although sales in the quarter were down by over $7 million or 26%.

Our strong gross margins in the second quarter were driven by efficiency initiatives such as consolidation and global sourcing as well as lower commodity costs.

On a relative basis cost of material in the quarter were down 380 basis points from the second quarter of last year. Our gross margins were strong in the second quarter in spite of the fact that product mix actually had an unfavorable variation in the quarter due to lower sales in our high margin fluid handling technology’s reporting segment.

On a consolidated basis income from operations in the second quarter was $1.8 million or 8.5% of net sales compare with 14.2% of net sales in the same quarter of last year.

The lower consolidated operating margins were a function of a 26% decrease in sales volume and an increase in certain expenses which are tied to variables outside our control such as the performance of the stock market. Our pension, healthcare and stock option expenses in the quarter were up approximately $450,000 relative to the same period a year ago.

The combined impact of these various items on the year-over-year quarterly earnings comparison was approximately 2 cents per share.

MET-PRO CORPORATION
Moderator:  Kevin Bittle
08-21-09/10:00 am CT
Confirmation #22593763

For the quarter we reported net income of $1.2 million or 8 Cents per diluted share. Adding back the various charges of $450,000 previously mentioned would have made this quarter 10 Cents per diluted share.

Cash flows from operating activities for the quarter amounted to $4.2 million which compares with negative cash flows in last year’s second quarter. As a result Met-Pro’s balance sheet is the strongest it has ever been with cash on hand at the end of the quarter a record $29.2 million or $1.99 per diluted share.

Cash is up $6.5 million from the same period a year ago even after distributing over $11 million in cash to shareholders in the form of dividends and share repurchases.

Year-to-date net sales were $40.5 million down 20.2% from the $50.8 million for the first half of last year.

The gross margin percentage for the first half of this year was 34.8% versus 33.9% for the first half of last year.

Total selling, general and administrative expenses for the First Half of Fiscal Year 2010 were up $350,000 or a little more than 3% from last year. But were actually down when normalized for pensions, healthcare and stock option cost.

Net income for the first half of this year were $2.1 million down from 4.6 million for the first half of last year. While earnings were 15 Cents per diluted share down 50% from the earnings of 30 Cents per diluted share in the first six months of last year.

MET-PRO CORPORATION
Moderator:  Kevin Bittle
08-21-09/10:00 am CT
Confirmation #22593763

One concluding thought. Although our income statement exhibited some unfavorable second quarter variances when compared against the prior year, our balance sheet remains strong. We believe the conservative financial management we have practiced over the years has enabled us to consistently reward shareholders with attractive dividends and stock repurchases in the near term while providing sufficient resources to invest for the healthy growth of the company over the long term.

Given current credit conditions and earnings pressures we believe we are in a very strong competitive position which will enable us to continue to generate attractive returns for our shareholders especially as our markets recover.

Thank you. And I would now like to turn the call back to Ray. Ray.

Ray De Hont:	Thank you Gary. Just a few concluding thoughts before we open the call to questions.

Last quarter we said we thought the second quarter would be challenging as the economic slowdown stalled the progress of capital spending that was still in the pipeline.

We saw this as an opportunity to plant the seeds for the eventual recovery by investing in our business at a time when many in our industry were struggling to simply survive. We have been successful in accomplishing many of our objectives while sustaining profitability, generating positive operating cash and strengthening our balance sheet during some of the most difficult economic conditions in recent memory.

As I mentioned earlier though bookings for this quarter illustrates - although bookings for this quarter illustrate the hurdles through which we are still

MET-PRO CORPORATION
Moderator:  Kevin Bittle
08-21-09/10:00 am CT
Confirmation #22593763

navigating, inventories need to be replenished, equipment needs to be maintained and regulators have not relented in pressuring business to improve efficiency and reduce harmful pollutants.

Over the long term we are confident that our company is well positioned to capitalize on these powerful global trends and create long term sustainable growth and value for our shareholders.

I am also pleased to announce that on June 3rd our Board of Directors declared a quarterly dividend of 6 Cents per share payable September 11, 2009 to shareholders of record at the close of business on August 28, 2009.

This is the 34th consecutive year Met-Pro has paid either a cash or stock dividend.

I’d like to thank the many loyal, dedicated and talented employees who have contributed to our success as well as thank our shareholders for their continued support.

I’d also like to thank all of you for your participation in today’s call.

I’ll now turn the call back to Kevin Bittle. Kevin.

Kevin Bittle:	Thank you Ray. At this time we would welcome any questions you may have. I would like to ask our Operator (Lori) to provide instructions for this portion of the call.

Operator:	Once again I would like to remind everyone if you would like to ask a question please press star then the number 1 on your telephone keypad.

MET-PRO CORPORATION
Moderator:  Kevin Bittle
08-21-09/10:00 am CT
Confirmation #22593763

We will pause for just a moment to compile the Q&A roster.

Your first question comes from the line of William Bremer of Maxim Group.

William Bremer:	Good morning gentlemen.

Ray De Hont:	Hi William. How are you doing?

Gary Morgan:	Good morning William.

William Bremer:	Good Ray, good Gary.

Let’s go into your Fluid Handling Division a little bit. Margins there sequentially pull back. Year-over-year they’re down, you know, 670 basis points on the operating margins there.

Can you provide us a little information of what’s happening here?

Ray De Hont:
Well the biggest part of that William of course is the reduction in sales. If you look at let’s say the last three months the sales in that group with the fluid handling went from 7.9 million last year to 5.7 million this year.

So you have that large sales differential where you can’t - basically you struggle to cover all the expenses from operating the business. So the operating margin went down that way.

We are doing things to improve that operation and the lean manufacturing is a significant program that we’re actually implementing. And we’re getting pretty far along there. And we see significant progress already but we see future progress as well.

MET-PRO CORPORATION
Moderator:  Kevin Bittle
08-21-09/10:00 am CT
Confirmation #22593763

((Crosstalk))

William Bremer:	Have you had to cut - excuse me. Have you had to cut any pricing, any prices to stay competitive?

Ray De Hont:	You know if we have to William, it’s been more on a select basis, not across the board.

We’re still - when you look at the total company and the gross margins have been solid. And that’s a tribute to the people as far as the purchasing people and the various things we’ve done along the way.

And if anything we see as we go forward we’re still - our goal is still to drive those margins up over the next three years or three to five years as we’ve been saying all along.

And in order to do that we’re implementing new programs as I said such as the lean manufacturing and the ERP system.

William Bremer:	Okay. Let’s go into the Mefiag. Pretty much saying that we’ve seen a bottom of that market and we’ll probably see some sequential improvement going forward. Can you provide us a little more on that?

Ray De Hont:
Yes. Over the last several weeks things have starting to open a little bit. We’ve had several projects, anywhere from - now remember, this is a small business, but anywhere from $80,000 up to 200,000 euros. And it’s not just been in one place. It’s been around the world.

MET-PRO CORPORATION
Moderator:  Kevin Bittle
08-21-09/10:00 am CT
Confirmation #22593763

So we’ve seen an 80, a 200,000 euro, a 150,000 euro type projects that you haven’t seen in a long time with MEFIAG. Because the automobile industry, the housing industry as everybody knows, they’ve been really down. And that’s a big part of the metal finishing and plating product.

So we’re starting to see things that we haven’t seen in a long time. And these are not only big jobs but profitable, good margin jobs.

William Bremer:	Okay, excellent. Good. That’s good to hear. Now in terms of your G&A, now you’ve done some restructuring, you know, nice sequential pull back from the first quarter.

How much more should we anticipate or are we pretty much at the levels that we should be using going forward, you know, around this 2.8 million?

Gary Morgan:
On the G&A side William, I would recommend that you use the 2.8 million going forward as a dollar amount. Remember, the lower the sales, the higher percentage. I would recommend though, using 2.8 going forward.

William Bremer:	Okay. All right gentlemen, I’ll hop back in queue. Thank you.

Gary Morgan:	Okay thank you.

Ray De Hont:	Thank you William.

Operator:	Your next question comes from the line of (Richard Verde) of (Sertivant) & Company.

(Rich Verde):	Good morning guys. How are you?

MET-PRO CORPORATION
Moderator:  Kevin Bittle
08-21-09/10:00 am CT
Confirmation #22593763

Ray De Hont:	Hi (Rich). How about yourself?

(Rich Verde):
I’m well thanks. You know, I wanted to say, you know, with the economy the way it is, it wasn’t that bad of a quarter, I mean especially after you put back that 2 cents given the issues outside of, you know, your control there.

You know, looking out here through the rest of fiscal 2010 and into fiscal year 2011, you know, with product recovery and you sell through the different segments, where do you think you see the most opportunity? Where are you really going to get the bang for your buck there?

Ray De Hont:	Where we’re seeing some big opportunities right now (Rich) is on the product recovery pollution control side.

We’ve seen some opportunities recently in the 2 million, 5 million, even one as high as $20 million. And this is globally. This is just not domestically.

And we have not seen, our industry has not seen these type of opportunities for well over a year. So if we see a big uptick, if some of these come through, it most likely will be on the product recovery pollution control side of the business.

That’s not to say that the other side doesn’t have opportunities, but the big, the real big opportunities are on the product recovery pollution control side.

(Rich Verde):	Okay. And I remember in last quarter’s call you had mentioned that the day to day businesses is still ticking along. Is that still the case? Are you seeing any kind of negative issues there?

MET-PRO CORPORATION
Moderator:  Kevin Bittle
08-21-09/10:00 am CT
Confirmation #22593763

Ray De Hont:
Well during the second quarter as well as the first quarter as I believe I mentioned during the last conference call as well as in the news release and various other things that we’ve published that we did see a little bit of a slowdown on the fluid handling side as far as the day to day business.

(Rich Verde):	Okay.

Ray De Hont:
I think that industry on a whole is seeing that. You look at the other players in that industry, their new orders have slumped. And part of that is because I think people have really tightened down on their inventories.

Some of the manufacturing facilities that are out there, they’re not up to full production, so they’re running at a much lower percentage of capacity. And that’s impacted the fluid handling side.

Eventually though, in order to run these manufacturing plants and as the economy comes out of it and of course, recently we’re hearing that the economy has bottomed out and things should be going forward, we’ll see as time will tell.

But as that starts to happen, I think you’ll see them starting to build their inventory a little bit more and also replacing some of the pumps they’ve been using patchwork on.

(Rich Verde):	Okay, so I mean for the most part though, day to day stuff is still, you know, ticking along and so it’s okay for the most part would you say?

Ray De Hont:	Yes. For the most part I would say yes.

MET-PRO CORPORATION
Moderator:  Kevin Bittle
08-21-09/10:00 am CT
Confirmation #22593763

(Rich Verde):
Okay, so for the most part, the day to day business is fine and you’re starting to see the larger opportunities come back, you know, come back into play here with the product recovery which sounds good now.

In terms of mix on a segment basis, looking out through the rest of the year, you know, what would you think - which would - what would you think would outperform? Would you think the fluid handling’s going to do a little bit better in the product recovery or, you know, can you just give me a little bit of color on there?

Gary Morgan:	(Rich), I would say that we have flattened out on the fluid handling side and probably also on an uptick mode on the product recovery side from the first quarter even.

I would say you’ll see an uptick on both the fluid handling and the product recovery side of the business.

Ray De Hont:	What we’re seeing now (Rich) and what we’re hearing from the field from our distributors and sales reps that they’re seeing more activity.

And the big thing is where you’d get a big uptick if you happen to get one of these big projects is that that can really make things happen a lot quicker if you were to get a $5 million or a - even a - if you were to get to 20 million, that’s a big uptick.

But if you can get a couple of the $2 million, $5 million type jobs that makes things a lot easier.

(Rich Verde):	Yes. I’m just trying to think of mix here, you know, when I’m trying to model out the gross margin.

MET-PRO CORPORATION
Moderator:  Kevin Bittle
08-21-09/10:00 am CT
Confirmation #22593763

Okay, now there was some issues, you know, before on the last call, you know, about timing, what have you.

You know, can you just touch on that a little bit? I mean is that really tightening up here, just give me a little bit of color there?

Ray De Hont:	You’re talking about timing on projects?

(Rich Verde):
Timing on, you know, on what - with, you know, by one that your salespeople go out and they’re giving quotes. And then by the time their project’s finally come to fruition, you know, if you could just give me a little bit of color there.

Ray De Hont:	I think it’s stabilized. I don’t think it’s increasing at this point. If anything, it might be dropping back a little bit.

What we’re seeing on these large projects that I’ve been talking about is that we feel very confident that these are projects that are actually going to be lead, that this is not - definitely not busy work.

These people are serious and they’re looking to let these projects, if not to us, somebody else. But they’re going to let them go which last year I don’t think anybody had the confidence that anything was going to be led.

So it’s at least stabilized. And if anything it’s shrunk a little bit as far as the timeframe.

The good thing is (Rich) -- and I’ve said this before is -- as we prepare our business for the recovery, we’re able to I think turn these jobs around quicker

MET-PRO CORPORATION
Moderator:  Kevin Bittle
08-21-09/10:00 am CT
Confirmation #22593763

than we ever have because of the efficiency things that we’ve done within our groups and what we’re looking to do going further.

I mentioned in my talk here today that we’re reorganizing our product recovery pollution control group. This is something I think all of you have been waiting for four years. And we wanted to do it when the timing was right and when we felt it would really benefit the company and our shareholders.

And we believe the timing’s right. We’ve had several meetings on this. We’re moving along with it. We’re going to go from a typical mechanical organization which is all siloed and so forth to a matrix type of organization for that group because you want to take the benefit of the flexibility and engineering and project management and sales.

And the other thing that we’re going to do with this group and this organization is we’re going to improve our ability to really go get the business and not wait for the business to come to us.

I feel that we’ve done a fairly good job over the years. But the bottom line, I think we more were a company as most companies are that chased opportunities rather than developed opportunities.

This new organization will be better suited for actually going out and finding opportunities and developing opportunities. So we’re excited about that.

(Rich Verde):	Okay so okay, so just so I’m thinking this through. Okay, so day to day, the (specific) day business is in good shape...

Ray De Hont:	Yes.

MET-PRO CORPORATION
Moderator:  Kevin Bittle
08-21-09/10:00 am CT
Confirmation #22593763

(Rich Verde):
...with the large contracts or large opportunities. That’s in good shape. The time lag before quotation and, you know, but when the projects come to fruition, that’s stabilized if not, you know, tightening up a little bit.

So I mean it sounds like things are pretty good. You’re doing a restructuring so you’ll be in good shape and you’ll see some operating leverage there. So it sounds like I mean for the most part, everything’s in good shape.

Now, you know, one last question and then I’ll jump back into the queue. You know, on a regional basis, you know, could you just talk a little bit about China and where you think you see the, you know, some of the best opportunities, you know, globally here?

Ray De Hont:
Well I think in Asia for one, not just China, but in Asia there are strong opportunities. And we’re seeing them. And they’re some of the $2 million type opportunities over there now as well as the typical $100,000 $150,000 $300,000 type opportunities.

We’re seeing some good things here domestically as far as the municipal side of our business.

Our Duall business has done quite well this year as far as on the municipal side. And part of that is because of the federal stimulus.

Even though the moneys haven’t gotten to some of the municipalities, the contractors and engineers that worked in that field, they know it’s coming, they feel it’s coming, so they’ve let loose on some of these projects during the first quarter and a couple of them here in the second quarter. So we’re seeing some movement there.

MET-PRO CORPORATION
Moderator:  Kevin Bittle
08-21-09/10:00 am CT
Confirmation #22593763

And as I mentioned to you on the metal finishing, we’ve seen some opportunities and some good things happen in Europe.

(Rich Verde):	I mean - (that’s it), I’m sorry, I do have one more question.

On the other income line, let me see here, I mean, you know, you go from about 14 million to almost 63 there - or I’m sorry, you know, 13.9 to about 62.8.

You’re obviously doing a lot of good things with that cash. Should we expect that to continue there?

Ray De Hont:	I would say the same trend in the second quarter, earnings that we earned in the second quarter on the cash should be consistent with the third and fourth quarter coming up.

(Rich Verde):	That’s fantastic. That’s great. Okay. Hey, I want to say that, you know, thanks for the time today and, you know, I think you guys are doing a great job. Thanks a lot guys.

Ray De Hont:	Thank you (Rich).

Gary Morgan:	Thank you (Rich).

Operator:	Your next question comes from the line of (Chris Noon) of Brean Murray.

(Chris Noon):	Good morning everyone.

Ray De Hont:	Good morning (Chris). How are you today?

MET-PRO CORPORATION
Moderator:  Kevin Bittle
08-21-09/10:00 am CT
Confirmation #22593763

(Chris Noon):
Good, good. Ray I’m reading through the release and you - where you’re talking about seeing the resurgence of the quotation activity especially in municipal markets that you just started to touch on there.

I was wondering if we could get a little more color from you just on which specific products maybe you’re seeing the most demand. Is it pumps? Is it complete turnkey solutions or air or, you know, just where you’re kind of seeing that?

Ray De Hont:	Sure. On the largest opportunities, the biggest opportunities we see right now would be on the Strobic Air side and the Duall side at this point.

We’re seeing some - well there’s a very big opportunity out there possibly for the Flex-Clean operation also.

But the Duall there’s multiple opportunities worldwide and for Strobic Air. There’s solid opportunities for both of those groups.

The fluid handling, there’s opportunities, but nothing of that type of a large impact, you know, $1 million or a million and a half type dollar impact.

We’re - MEFIAG is starting to see more opportunities and has actually booked some opportunities recently. So but the big ones are on the air side mostly in the Duall and Strobic Air portion.

(Chris Noon):	Okay, that’s helpful. And then just one more question. How do you see this year’s third quarter comparing to last year’s third quarter? It looks like it might be kind of a tough comp.

MET-PRO CORPORATION
Moderator:  Kevin Bittle
08-21-09/10:00 am CT
Confirmation #22593763

But where do you see us going forward as far as the third quarter?

Ray De Hont:	Boy you’re always trying to get me on this (Chris). You know, I’m not allowed to give guidance and we don’t give guidance.

So if I’m looking at the second - I’ll give it on a more - a broader thing, the second half of the year.

The second half of the year I think that we’re going to see improvement on our booking line and we should see improvement on our sales and bottom line.

It’s not going to be this big bounce back that used to occur after recessions and, you know, downturns. It’s going to be a nice, I think level even, you know, move towards the end of the year.

(Chris Noon):	All right thanks Ray. That’s all I had. I appreciate it.

Ray De Hont:	Thanks (Chris).

Operator:	Once again if you would like to ask a question, please press star then the number 1 on your telephone keypad.

Your next question comes from the line of (Jing Ming Lu) of (Otter) Capital.

(Jing Ming Lu):	(Unintelligible).

Ray De Hont:	Good morning (Jing Ming). How are you?

MET-PRO CORPORATION
Moderator:  Kevin Bittle
08-21-09/10:00 am CT
Confirmation #22593763

(Jing Ming Lu):	Good. Can you give me more color - actually give me a breakdown of your international domestic sales for the second quarter?

Gary Morgan:	In the second quarter (Jing Ming), our international sales were $4.7 and our domestic sales were $16.2 million.

(Jing Ming Lu):	Okay. Okay how or if you compare with the - I remember you have a very nice international sales last year.

Gary Morgan:	Yes, last year - you have a good memory. Last year the second quarter, the international sales were $9.5 million and the domestic was $18.6.

But on a quarter over quarter, the first quarter April ending April, the international sales were $4.9. So it’s basically flat with the first quarter this current year, although we’re seeing signs.

A lot of the orders large quotations that Ray was talking about, the $2 million quotations are coming from the international side of the business.

So we’re seeing some turnaround on the international side.

Ray De Hont:	Some opportunities.

Gary Morgan:	Yes.

Ray De Hont:	And I don’t want anybody thinking that we’re 100% sure we’re going to get all these opportunities either.

MET-PRO CORPORATION
Moderator:  Kevin Bittle
08-21-09/10:00 am CT
Confirmation #22593763

(Jing Ming Lu):	Okay. And - oh that’s very interesting. And basically if - when you take away the loss on the international sales side, domestically your decline is basically in line with general economic conditions.

Do we actually - (unintelligible), do you - have you seen any loss of market shares?

Ray De Hont:
No, I don’t believe we’re losing any market shares, anything. You know, our markets, our competitors in many instances, I won’t say all, but in many instances are doing far worse than we are as far as maintaining their market share.

It’s market related. It’s the economy that basically has affected the sales, not anything that we’re doing or our competitors are doing.

(Jing Ming Lu):	Okay, and okay on the municipal side, recently I noticed that the EPA released a - quite some - the stimulus money towards some different states.

Which area, I mean geography area do you think you can benefit from the recent move by EPA?

Ray De Hont:
Well it all comes down to as far as what type of projects we’re talking about. If it’s an odor control system, we’re typically it’s us and one or two other competitors. We’re probably either one or two in that marketplace.

So typically if there’s a project to be let, we’re involved with it. But they’re all over the country and they - at various times, depending on the climate too.

Because when you want to build these things, you want to make sure you’re building them in a climate that are not going to shut the project down.

MET-PRO CORPORATION
Moderator:  Kevin Bittle
08-21-09/10:00 am CT
Confirmation #22593763

So it’ll depend on where the work is on the odor control. That’s one area where we’ve already seen some impact on the bookings side from the stimulus.

You’ll see some things also with I believe our systems business as far as their product line with the municipalities.

But to put it down on a geographic it’d be very difficult because it has to go through the engineering process, the contractor process and then go out for bid.

(Jing Ming Lu):	Okay, all right. Thanks a lot.

Ray De Hont:	You’re welcome. Thank you.

Operator:	Your next question is a follow-up from (William Breamer) of Maxim Group.

Ray De Hont:	Hello?

Operator:	Mr. (Breamer), your line is open. Please state your question.

William Bremer:	Can you hear me now?

Ray De Hont:	Yes we can hear you.

Gary Morgan:	Yes.

William Bremer:	Okay great. Can you provide an aftermarket amount for the quarter?

Gary Morgan:	It’s still running in about the 35% to 40% range William.

MET-PRO CORPORATION
Moderator:  Kevin Bittle
08-21-09/10:00 am CT
Confirmation #22593763

William Bremer:	Okay great guys. That’s all I had. Thank you.

Gary Morgan:	Okay, no problem.

Ray De Hont:	Thanks William.

Operator:	Your next question is a follow-up from (Richard Verde) of (Sertivant) & Company.

(Rich Verde):	Hi, one more question for your guys. Actually Gary, the filtration segment, just a quick question there with the selling.

A few years ago you guys had some - you had hired a few salespeople there. And if I remember correctly you were giving them a salary and then the salary would just give way to commission.

Where are we at in that process there? Is that still salary or...

Gary Morgan:	Yes, in the filtration and purification section, that’s the Pristine Water Solutions business. And that is still the same way. They’re paid upon sales. They’re not paid...

Ray De Hont:	It’s a low base. What happens is it goes down to a low base with predominately commission.

(Rich Verde):	Okay, okay. All right, questions answered. Thanks guys. Sorry about that.

Operator:	Once again, if you would like to ask a question, please press star 1 on your telephone keypad.

MET-PRO CORPORATION
Moderator:  Kevin Bittle
08-21-09/10:00 am CT
Confirmation #22593763

At this time there are no further questions. I will now return the call over to Ray De Hont for closing remarks.

Ray De Hont:	Thank you (Lori). Once again, thank you for joining us this morning. We hope we have been able to provide you with a useful update on Met-Pro’s progress and performance.

But if you should any further questions, please feel free to contact either Gary Morgan or me Ray De Hont. Have a great day.

Operator:	Thank you for participating in today’s Met-Pro Second Quarter Results conference call. You may now disconnect.

END